NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2018
BIRMINGHAM, AL – (PRNewswire) – August 7, 2018 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and six months ended June 30, 2018:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Revenues
Gross premiums written*	$242,900	$206,240	17.8%	$485,910	$437,585	11.0%
Net premiums written	$207,769	$175,651	18.3%	$422,901	$379,878	11.3%
Net premiums earned	$223,591	$180,353	24.0%	$410,750	$363,256	13.1%
Net investment income	$22,384	$22,677	(1.3%)	$44,411	$45,863	(3.2%)
Equity in earnings (loss) of unconsolidated subsidiaries	$5,380	$2,516	113.8%	$7,019	$4,324	62.3%
Net realized investment gains (losses)	$2,795	$(2,219)	226.0%	$(9,722)	$11,061	(187.9%)
Other income (expense)*	$2,044	$2,250	(9.2%)	$4,767	$4,071	17.1%
Total revenues*	$256,194	$205,577	24.6%	$457,225	$428,575	6.7%
Expenses
Net losses and loss adjustment expenses	$161,728	$115,550	40.0%	$291,515	$234,701	24.2%
Underwriting, policy acquisition and operating expenses*	$59,611	$57,885	3.0%	$116,969	$114,994	1.7%
Total expenses*	$228,082	$186,391	22.4%	$420,679	$369,159	14.0%
Income tax expense (benefit)	$(311)	$(332)	6.3%	$(3,733)	$(1,557)	(139.8%)
Net income	$28,423	$19,518	45.6%	$40,279	$60,973	(33.9%)
Non-GAAP operating income	$25,953	$21,357	21.5%	$47,440	$54,758	(13.4%)
Weighted average number of common shares outstanding
Diluted	53,741	53,607	0.2%	53,716	53,571	0.3%
Earnings per share
Net income per diluted share	$0.53	$0.36	47.2%	$0.75	$1.14	(34.2%)
Non-GAAP operating income per diluted share	$0.48	$0.40	20.0%	$0.88	$1.02	(13.7%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 13 of the Notes to Condensed Consolidated Financial Statements in the June 30, 2018 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Current accident year loss ratio	82.5%	80.2%	82.1%	80.5%
Effect of prior accident years’ reserve development	(10.2%)	(16.1%)	(11.1%)	(15.9%)
Net loss ratio	72.3%	64.1%	71.0%	64.6%
Expense ratio	26.7%	32.1%	28.5%	31.7%
Combined ratio	99.0%	96.2%	99.5%	96.3%
Operating ratio	89.0%	83.6%	88.7%	83.7%
Return on equity*	7.2%	4.3%	5.1%	6.7%
* Quarterly computations of ROE are annualized

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Management Commentary
“Our second quarter was highlighted by premium growth in all three operating segments as well as higher overall renewal pricing and strong retention in our Specialty P&C and Workers’ Compensation segments,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. Mr. Starnes also noted the continuation of general market trends in all operating segments. He said, “Within Specialty P&C, we continue to believe the market is becoming more disciplined as concern about increasing loss trends becomes more evident. Competition remains intense in Workers’ Compensation; however we continue to add high quality new business in all our operating territories, and we are benefiting from continued growth as a result of the Great Falls Insurance Company renewal rights transaction and the expansion of our Eastern Specialty Risk product. As we forecast last quarter, we continue to experience headwinds in our Lloyd’s segment operations, yet we remain confident that the investment we have made is building value and will ultimately deliver positive, long-term results.”
Second Quarter 2018 Highlights

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Consolidated gross premiums written increased by $36.7 million compared to the second quarter of 2017. In our Specialty P&C segment, gross premiums written were $148.0 million, $23.1 million higher than in the year-ago quarter, primarily due to a loss portfolio transfer (“LPT”) produced by our ProAssurance Risk Solutions operations. Gross premiums written in our Workers’ Compensation segment were $70.7 million, $11.4 million higher than in the second quarter of 2017, driven by new business in both traditional and alternative market business, along with strong renewal pricing. Our Lloyd’s Syndicates segment premiums were $24.2 million, an increase of approximately $900,000 over the same quarter last year.

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Net premiums earned increased $43.2 million quarter-over-quarter, to $223.6 million with increases in all operating segments. In our Specialty P&C segment, the increase was $34.8 million, primarily due to the LPT. In our Workers’ Compensation segment the increase was $5.4 million and in our Lloyd's Syndicates segment the increase was $3.0 million.

•	Our coordinated sales & marketing programs produced $4.5 million of business in the second quarter of 2018 compared to $1.5 million in the year-ago quarter.

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Net favorable development in the second quarter of 2018 was $22.8 million compared to $29.0 million in the second quarter of 2017. Net favorable development was $20.1 million in Specialty P&C and $4.0 million in Workers’ Compensation, primarily in the alternative market business. This was somewhat offset by $1.3 million of adverse development in our Lloyd’s Syndicates segment.

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The consolidated underwriting expense ratio was 26.7%, 5.4 points lower than the second quarter of 2017 due to an increase in net premiums earned, 3.7 points of the improvement is due to the LPT (net premiums fully earned with minimal associated acquisition expenses); the remainder is due to lower overall operating expenses.

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Net realized investment gains totaled $2.8 million in the quarter, a $5.0 million change from $2.2 million of net realized investment losses in the second quarter of 2017, and primarily reflected mark-to-market adjustments in our equity trading portfolio.

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Our consolidated net investment result for the second quarter of 2018 was $27.8 million, a $2.6 million increase over the year-ago quarter, and primarily reflected an increase in the earnings from our unconsolidated subsidiaries due to the impact of the required adoption of a new accounting standard as of the first quarter of 2018; net investment income was essentially unchanged, quarter-over-quarter, at $22.4 million.

Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to Non-GAAP operating income:

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Reconciliation of Net Income to Non-GAAP Operating Income (In thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Net income	$28,423	$19,518	$40,279	$60,973
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	(2,795)	2,219	9,722	(11,061)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(334)	603	(744)	1,427
Guaranty fund assessments (recoupments)	3	7	87	72
Pre-tax effect of exclusions	(3,126)	2,829	9,065	(9,562)
Tax effect (2)	656	(990)	(1,904)	3,347
After-tax effect of exclusions	(2,470)	1,839	7,161	(6,215)
Non-GAAP operating income	$25,953	$21,357	$47,440	$54,758
Per diluted common share:
Net income	$0.53	$0.36	$0.75	$1.14
Effect of exclusions	(0.05)	0.04	0.13	(0.12)
Non-GAAP operating income per diluted common share	$0.48	$0.40	$0.88	$1.02
(1) Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in SPC dividend expense (income).

(2) The annual expected incremental tax rate for the three and six months ended June 30, 2018 is 21% as compared to 35% for the same respective periods of 2017, associated with the taxable or tax deductible items listed above. Excluding certain discrete items, which are tax effected at the annual expected incremental tax rate in the period they are included in net income, the effective tax rate for each period was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our 2018 Form 10-Q filed on August 7, 2018.

Balance Sheet Highlights (In thousands, except per share data)
	June 30, 2018	December 31, 2017
Total investments	$3,353,804	$3,686,528
Total assets	$4,583,464	$4,929,197
Total liabilities	$3,008,848	$3,334,402
Common shares (par value $0.01)	$630	$628
Retained earnings	$1,625,137	$1,614,186
Treasury shares	$(418,009)	$(418,007)
Shareholders’ equity	$1,574,616	$1,594,795
Book value per share	$29.37	$29.83
Capital Management
We have not repurchased any shares of our stock in 2018 and did not repurchase any shares in 2017. As of July 31, 2018, approximately $110 million remains available in our Board-authorized stock repurchase program. In May 2018, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on July 10, 2018. We remain dedicated to effective capital management as evidenced by our return of more than $2.0 billion to shareholders in the form of regular and special dividends in the eleven years the current management team has been in place.

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Conference Call Information
ProAssurance management will discuss second quarter 2018 results and other topics of interest to investors during a conference call at 10:00 a.m. ET on Wednesday, August 8, 2018. Anyone wishing to participate in the call may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least September 30, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10122248. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SEGMENT RESULTS

Specialty P&C Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$147,978	$124,887	18.5%	$288,498	$261,748	10.2%
Net premiums written	$133,232	$106,529	25.1%	$255,196	$223,826	14.0%
Net premiums earned	$143,847	$109,005	32.0%	$260,125	$222,063	17.1%
Total revenues	$145,109	$110,474	31.4%	$262,644	$224,731	16.9%

Net losses and loss adjustment expenses	$111,838	$71,296	56.9%	$196,425	$146,291	34.3%
Underwriting, policy acquisition and operating expenses	$28,050	$26,239	6.9%	$56,327	$52,217	7.9%
Segregated portfolio cell dividend expense (income)	$118	$5,119	(97.7%)	$88	$5,091	(98.3%)
Total expenses	$140,006	$102,654	36.4%	$252,840	$203,599	24.2%
Segment operating results	$5,103	$7,820	(34.7%)	$9,804	$21,132	(53.6%)

Specialty P&C Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Current accident year loss ratio	91.7%	89.7%	91.1%	89.2%
Effect of prior accident years’ reserve development	(14.0%)	(24.3%)	(15.6%)	(23.3%)
Net loss ratio	77.7%	65.4%	75.5%	65.9%
Underwriting expense ratio	19.5%	24.1%	21.7%	23.5%
Combined ratio	97.2%	89.5%	97.2%	89.4%

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Gross premiums written were $148.0 million, an increase of $23.1 million over the second quarter of 2017. The primary driver of the increase was $26.6 million of premium written and fully earned from the LPT with a large healthcare organization that was acquired by one of our insureds. The LPT allocated $18.7 million to cover a specific inventory of existing claims and $7.9 million for tail coverage.
Gross written premiums for our physician business declined $4.4 million, to $80.5 million, primarily due to the normal cycle of renewals of twenty-four month physician policies. Twelve-month physician policies, the majority of our business, increased approximately $670,000 due to the addition of new business along with stable retention and higher pricing. Gross premiums in healthcare facilities increased approximately $613,000.
We added $8.0 million of new business in the quarter, including $3.7 million of new physician business, $2.2 million of new healthcare facilities business and a total of $2.1 million in other lines within the segment.
Our premium retention rate in physician professional liability, the largest line in this segment, was 90% in the quarter, unchanged from the second quarter of 2017. Renewal pricing on physician business, the largest source of revenue in this segment, increased 3.0% quarter-over-quarter, and renewal pricing in the largely broker-driven healthcare facilities line was 8.0% higher, quarter-over-quarter.
The current accident year net loss ratio for the second quarter of 2018 was 2.0 points higher than the prior year’s second quarter primarily due to the LPT, which increased the ratio by 1.1 percentage points in the quarter. Excluding the impact of the LPT, the increase in the current accident year net loss ratio was due to our expectation of higher losses based on broader industry trends, although it is important to note we have not seen an increase in our paid losses. Net favorable loss development was $20.1 million, compared to $26.5 million in the year-ago quarter.
Our underwriting expense ratio was 4.6 points lower, quarter-over-quarter, driven primarily by the impact of the LPT. Excluding the impact of the LPT, the underwriting expense ratio for the quarter remained relatively flat as compared to the second quarter of 2017.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$70,711	$59,325	19.2%	$162,060	$143,554	12.9%
Net premiums written	$64,671	$54,700	18.2%	$145,997	$130,270	12.1%
Net premiums earned	$62,254	$56,854	9.5%	$120,660	$112,137	7.6%
Total revenues	$62,466	$57,063	9.5%	$121,238	$112,491	7.8%

Net losses and loss adjustment expenses	$37,385	$33,486	11.6%	$74,099	$68,136	8.8%
Underwriting, policy acquisition and operating expenses	$17,969	$17,093	5.1%	$35,301	$33,784	4.5%
Segregated portfolio cell dividend expense (income)	$2,751	$2,698	2.0%	$4,645	$3,872	20.0%
Total expenses	$58,105	$53,277	9.1%	$114,045	$105,792	7.8%
Segment operating results	$4,361	$3,786	15.2%	$7,193	$6,699	7.4%

Workers’ Compensation Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Current accident year loss ratio	66.5%	64.1%	66.3%	65.5%
Effect of prior accident years’ reserve development	(6.4%)	(5.2%)	(4.9%)	(4.7%)
Net loss ratio	60.1%	58.9%	61.4%	60.8%
Underwriting expense ratio	28.9%	30.1%	29.3%	30.1%
Combined ratio	89.0%	89.0%	90.7%	90.9%

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Our Workers’ Compensation segment operating results were $4.4 million for the second quarter of 2018, an increase of approximately $575,000 (15.2%) over the prior year quarter.
Gross premiums written increased $11.4 million (19.2%) quarter-over-quarter, driven by consistent production across all our operating regions and the Great Falls renewal rights transaction. Premium retention was 88% and overall renewal pricing increased 1%, compared to renewal price decreases of 3% in 2017. Audit premiums were $1.2 million in the second quarter of 2018, an increase of approximately $200,000 over the same quarter in 2017. In addition, we retained all five of the alternative market programs that were available for renewal in the second quarter.
New business in the second quarter totaled $13.4 million compared to $9.5 million in 2017, including $4.3 million from the Great Falls renewal rights transaction.
The increase in the current accident year loss ratio primarily reflects increased winter storm activity and economic growth trends. We recognized $4.0 million of net favorable loss reserve development in the quarter, which includes $1.0 million in traditional and $3.0 million in alternative markets.
The decrease in the 2018 expense ratio is due to the increase in net premiums earned and effective management of operating expenses.

Lloyd’s Syndicates Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$24,201	$23,311	3.8%	$36,561	$36,023	1.5%
Net premiums written	$9,866	$14,422	(31.6%)	$21,708	$25,782	(15.8%)
Net premiums earned	$17,490	$14,494	20.7%	$29,965	$29,056	3.1%
Net investment income	$836	$410	103.9%	$1,587	$782	102.9%
Other gains (losses)	$(688)	$(104)	(561.5%)	$(411)	$314	(230.9%)
Total revenues	$17,638	$14,800	19.2%	$31,141	$30,152	3.3%

Net losses and loss adjustment expenses	$12,505	$10,768	16.1%	$20,991	$20,274	3.5%
Underwriting, policy acquisition and operating expenses	$8,060	$6,851	17.6%	$15,306	$13,062	17.2%
Total expenses	$20,565	$17,619	16.7%	$36,297	$33,336	8.9%
Total income tax expense (benefit)	$—	$(548)	100.0%	$6	$(555)	101.1%
Segment operating results	$(2,927)	$(2,271)	(28.9%)	$(5,162)	$(2,629)	(96.3%)

Lloyd’s Syndicates Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Current accident year loss ratio	64.2%	71.4%	66.9%	72.1%
Effect of prior accident years’ reserve development	7.3%	2.9%	3.2%	(2.3%)
Net loss ratio	71.5%	74.3%	70.1%	69.8%
Underwriting expense ratio	46.1%	47.3%	51.1%	45.0%
Results of our Lloyd’s Syndicates segment, which currently represents our participation in Syndicates 1729 and 6131 at Lloyd’s of London, are generally reported on a one-quarter lag, except in those quarters where we believe investors will benefit from knowing the projected effects of a material event occurring during the quarter. Additionally, results associated with the majority of investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
Effective January 1, 2018, we increased our participation in the operating results of Syndicate 1729 from 58% to 62% and, as previously reported, began our 100% participation in the operating results of Syndicate 6131, a special purpose

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arrangement (SPA), focusing on contingency and specialty property business that is underwriting on a quota share basis with Syndicate 1729. Due to the quarter delay, these changes were not reflected in our Lloyd’s Syndicates segment results until the second quarter of 2018.
Gross premiums written in the quarter were $24.2 million, an increase of approximately $890,000 compared to the second quarter of 2017, due to our increased participation in the results of Syndicate 1729 and the initial inclusion of the results from the SPA. Net premiums earned were $17.5 million, an increase of $3.0 million, or 20.7%, over the year-ago quarter and primarily reflected a greater amount of business sourced in the open market, where premium is earned over twelve months, as opposed to business written under delegated underwriting authority, where premium is earned over twenty-four months.
The current accident year loss ratio decreased by 7.2% which primarily reflected the aforementioned change in the mix of business. We recognized unfavorable prior year development of $1.3 million in the quarter as a result of higher than expected losses and development on certain large claims, as compared to unfavorable prior year development of approximately $400,000 in the second quarter of 2017.
Underwriting, policy acquisition and operating expenses were approximately $1.2 million higher quarter-over-quarter, primarily due to increased staffing to address the anticipated growth in Syndicate 1729 operations and operational expenses associated with the establishment of Syndicate 6131.
Syndicate 1729’s maximum underwriting capacity for 2018 is approximately $174.3 million, which excludes approximately $10.6 million dedicated to Syndicate 6131 for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We support our commitment with investment securities deposited with Lloyd’s which had a fair value of approximately $124.6 million at June 30, 2018.

Corporate Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Net investment income	$21,548	$22,267	(3.2%)	$42,824	$45,081	(5.0%)
Equity in earnings (loss) of unconsolidated subsidiaries	$5,380	$2,516	113.8%	$7,019	$4,324	62.3%
Net realized investment gains (losses)	$3,047	$(2,266)	234.5%	$(9,416)	$10,987	(185.7%)
Total revenues	$31,070	$23,295	33.4%	$42,464	$61,343	(30.8%)
Operating expenses	$5,621	$7,757	(27.5%)	$10,297	$16,073	(35.9%)
Segregated portfolio cell dividend expense (income)*	$(84)	$994	(108.5%)	$(201)	$2,223	(109.0%)
Interest expense	$3,958	$4,145	(4.5%)	$7,663	$8,278	(7.4%)
Income tax expense (benefit)	$(311)	$216	(244.0%)	$(3,739)	$(1,002)	(273.2%)
Segment operating results	$21,886	$10,183	114.9%	$28,444	$35,771	(20.5%)
* Represents the investment results attributable to the SPCs at our Cayman Islands reinsurance subsidiaries.
Operating results in our Corporate segment was driven by $5.4 million of earnings from our unconsolidated subsidiaries, a $2.9 million change from last year’s second quarter, and a $5.3 million change in net realized investment gains, which totaled $3.0 million in the quarter.
Operating expenses declined for the second straight quarter, driven primarily by a reduction in share-based compensation expenses and other compensation related costs and, to a lesser extent, a decrease in professional fees.
We recorded an income tax benefit of approximately $311,000 for the second quarter of 2018, compared to tax expense of approximately $216,000 in the same quarter last year, due to a portion of our investment income being tax-exempt and the utilization of tax credits transferred to us from our tax credit partnership investments. We utilized tax credits of $5.3 million in the quarter, compared to $5.4 million in last year’s second quarter.

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The effect of the lower statutory federal income tax rate as a result of the Tax Cut and Jobs Act and our ability to utilize these tax credits in the current tax year as well as the previous tax year through carryback provisions of the tax law resulted in our projected annual effective tax rate of a benefit of 3.2% at June 30, 2018. While projected tax credits for 2018 are less than 2017, they continue to have a significant impact on the effective tax rate for 2018.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
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formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;

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the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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NEWS RELEASE CONTINUES

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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